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                EXHIBIT 16.1 - LETTER FROM Arthur Andersen & Co.



September 8, 2000


Mr King Yu
Controller
Supply Chain Services Inc.
8/F., Guangdong Textile Centre
22 Minden Avenue
Tsimshatsui
Kowloon
Hong Kong



Dear Mr. Yu,

This is to confirm that the client-auditor relationship between Supply Chain Services Inc. (formerly known as Paddington Inc.)(Commission File Number 000-26049) and Arthur Anderson & Co has ceased.



Very truly yours,


/s/ Arthur Anderson & Co